JANUS DETROIT STREET TRUST

CLAYTON STREET TRUST

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Detroit Street Trust (“DST”), a trust with transferable shares of the type commonly called a Delaware statutory trust, and the Secretary of Clayton Street Trust (“CST”), a trust with transferable shares of the type commonly called a Delaware statutory trust (collectively with DST, the “Trusts,” and each, a “Trust”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of DST by its Amended and Restated Agreement and Declaration of Trust dated August 6, 2015, and of CST by its Trust Instrument dated December 7, 2015, each as may be amended from time to time, and by the affirmative vote of a majority of the Trustees of each Trust, including a majority of the Trustees who are not “interested persons” of the Trusts (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on February 3, 2016, the following resolutions were adopted in substantially the same form as set forth below:

RESOLVED, that giving due consideration to the value of the aggregate assets of the Trust, the access to such assets, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Trust’s funds, the nature and method of conducting the Trustee’s operations, and the accounting procedures and controls of the Trust, the coverage against larceny and embezzlement provided under a fidelity bond (the “Bond”) issued by ICI Mutual Insurance Company in the amount of $1.25 million is deemed by the Board of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act), to be adequate as to amount, type, and form and in the best interests of the Trust, and therefore, the appropriate officers of the Trust be, and each hereby is, authorized to cause the Trust to obtain a Bond on behalf of the Trust in the amount designated above; and it is further

RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Trust is hereby designated as the officer of the Trust who is authorized and directed to make the filings with the Securities and Exchange Commission and give the notices required by Rule 17g-1(g); and it is further

RESOLVED, that after giving due consideration to all relevant factors including, but not limited, to, the number of named insureds, the nature of their business activities, the amount of the Bond and its premiums, the ratable allocation of the premiums among all named insureds, and the extent to which the share of the premium allocated to the Trust is less than the premium that the Trust would have had to pay if it had provided and maintained a single insured bond, the participation of Janus Detroit Street Trust with Clayton Street Trust together in the purchase and maintenance of the Bond coverage as required by Rule 17g-1 under the 1940 Act, and the payment of that portion of the premium for such coverage allocated to the Trust according to the methodology approved at this meeting, be, and hereby is, approved; and it is further

RESOLVED, that the officers of the Trust are authorized and directed to enter into a joint allocation agreement between Janus Detroit Street Trust with Clayton Street Trust concerning the Bond, such agreements being in substantially the form presented at this meeting; and it is further

RESOLVED, that the proper officers of the Trust be, and each hereby is, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 24th day of March, 2016.

/s/ Stephanie Grauerholz
Stephanie Grauerholz, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz, Secretary of Janus Detroit Street Trust and Clayton Street Trust, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 24th day of March, 2016.

My Commission Expires:	/s/ Lynn M. Donaldson-Otto
Lynn M. Donaldson-Otto
Notary Public
6/16/19
[Notary Seal]